Exhibit 5.1

May 20, 2019

WRKCo Inc.

3.900% Senior Notes due 2028

4.200% Senior Notes due 2032

Ladies and Gentlemen:

We have acted as counsel for WRKCo Inc., a Delaware corporation (the “Issuer”), in connection with the public offering and sale by the Issuer of $500,000,000 aggregate principal amount of 3.900% Senior Notes due 2028 (the “2028 Notes”) and $500,000,000 aggregate principal amount of 4.200% Senior Notes due 2032 (the “2032 Notes” and, together with the 2028 Notes, the “Notes”), to be issued pursuant to the Indenture dated as of December 3, 2018 (the “Base Indenture”), among the Issuer, WestRock Company, a Delaware corporation (“Parent”), WestRock MWV, LLC, a Delaware limited liability company (“WRK MWV”) and WestRock RKT, LLC, a Georgia limited liability company (“WRK RKT and, together with Parent and WRK MWV, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of May 20, 2019, among the Issuer, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Notes. The Notes are to be guaranteed (the “Guarantees”) by the Guarantors on the terms set forth in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture; (b) the specimens of the Notes to be issued pursuant to the Indenture; and (c) the Registration Statement on Form S-3 (Registration No. 333-231456) filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2019 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the Notes and Guarantees.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Notes conform to the respective form of Note examined by us. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Issuer and the Guarantors.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Notes have been duly authorized by the Issuer and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, dated May 16, 2019 (the “Underwriting Agreement”), among the Issuer, the several Underwriters listed in Schedule A to the Underwriting Agreement and the Guarantors, will constitute legal, valid and binding obligations of the Issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Guarantee of Parent has been duly authorized by Parent, the Guarantee of WRK MWV has been duly authorized by WRK MWV and, assuming that the Guarantee of WRK RKT has been duly authorized by WRK RKT, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Guarantees will constitute legal, valid and binding obligations of the applicable Guarantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of Georgia.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Notes” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

WestRock Company

1000 Abernathy Road NE

Atlanta, Georgia 30328

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